UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2015 (February 5, 2015)

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)
550 South Caldwell Street, Charlotte, North Carolina 28202
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: 980-636-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 5, 2015, Chiquita Brands International, Inc. (“CBII”) and Chiquita Brands L.L.C. (“CBLLC”) and other borrowers party thereto entered into an asset-based credit facility (the “ABL Facility”) with certain financial institutions as lenders, and Bank of America, National Association, as administrative agent, collateral agent, letter of credit issuer, and swing line lender, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers.

The ABL Facility has a maximum borrowing capacity of $150.0 million, subject to a borrowing base calculation based on specified advance rates against the value of domestic accounts receivable, certain inventory, and certain domestic machinery and equipment, with the potential for additional advances against foreign receivables. The borrowing base includes up to $19.55 million in borrowing capacity based on specified advance rates against the value of certain domestic machinery and equipment (the “Fixed Asset Sub-Line”), which Fixed Asset Sub-Line contains a re-load feature to potentially increase the subline to $50 million. The facility matures on February 5, 2020. Loans under the ABL Facility bear interest at a rate equal to LIBOR plus a margin of from 1.25% to 1.75%, or Base Rate plus a margin of from 0.25% to 0.75%, determined based on levels of borrowing availability reset each fiscal quarter.

Obligations under the ABL Facility are secured by a first-priority security interest in present and future domestic receivables, inventory, equipment, and substantially all other domestic assets that are not under the first-priority security interest of the 7.875% senior secured notes due 2021issued by the CBII and CBLLC on February 5, 2013, all subject to certain exceptions and permitted liens and by a second-priority interest in the existing and after acquired material domestic real estate, certain intellectual property and a pledge of 100% of the stock of substantially all of the Issuers' and guarantors' domestic subsidiaries and up to 65% of the stock of certain foreign subsidiaries held by Issuers and the guarantors, and proceeds relating thereto. Under the ABL Facility, CBLLC and non-de minimis domestic subsidiaries are borrowers. The facility is guaranteed on a full and unconditional basis by CBII and limited domestic subsidiaries of CBII, with the potential for additional guarantees or borrowers by foreign subsidiaries of CBII.

The ABL Facility contains a fixed charge coverage ratio covenant which only becomes applicable when availability (as defined under such facility) is less than the greater of (i) 10% of the line cap (established under such facility) and (ii) $10 million. The ABL Facility also contains a covenant requiring CBII and its subsidiaries to maintain substantially all its cash in accounts that are subject to the control of the collateral agent under the ABL Facility, which only becomes applicable when (a) one of certain specified event of defaults under the facility occurs and is continuing or (b) availability (as defined under such facility) is less than the greater of (i) 10% of the line cap (as defined under such facility) or (ii) $10 million, in either case (i) or (ii) for five consecutive business days.
The facility also contains other customary affirmative and negative covenants.

Item 1.02.	Termination of a Material Definitive Agreement.
CBII, CBLLC and the other borrowers repaid in full all amounts due under the prior credit agreement entered into February 5, 2013, as amended to date, among CBII, CBLLC, a syndicate of bank lenders, Wells Fargo Bank, National Association, as administrative agent, and other financial institutions as joint lead arrangers, joint book runners, syndication agents and documentation agent. Upon such repayment, the prior credit agreement was terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this report relating to the ABL Facility is incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIQUITA BRANDS INTERNATIONAL, INC.

Date: February 11, 2015	By:	/s/ Darcilo Santos
Darcilo Santos
Chief Financial Officer